Nov. 2, 2023

For Release:    Immediately
Refer to:    Jordan Bishop; jordan.bishop@lilly.com; (317) 473-5712 (Media)
Joe Fletcher; jfletcher@lilly.com; (317) 296-2884 (Investors)

Lilly Reports Third-Quarter 2023 Financial Results, Highlights Strong Sales Growth and Business Development Activity

•Revenue in Q3 2023 increased 37%, driven by growth from Mounjaro, Verzenio and Jardiance, as well as $1.42 billion from the sale of rights for the olanzapine portfolio (Zyprexa). Excluding revenue from the olanzapine portfolio and COVID-19 antibodies, revenue in Q3 2023 increased 24%.
•Pipeline progress included FDA approvals of Omvoh for the treatment of adults with moderately to severely active ulcerative colitis and an expanded indication for Jardiance in adults with chronic kidney disease, and positive results in the mirikizumab Phase 3 VIVID-1 study, which evaluated safety and efficacy for the treatment of adults with moderately to severely active Crohn's disease.
•Business development activity included completed acquisitions of DICE Therapeutics, Inc., Versanis Bio, Inc., Emergence Therapeutics AG and Sigilon Therapeutics, Inc., and the announcement of the agreement to acquire POINT Biopharma Global Inc.
•New Products(i) contributed $1.44 billion to revenue in Q3 2023, led by Mounjaro. Growth Products(ii) revenue increased 12% to $4.96 billion in Q3 2023, led by Verzenio and Jardiance.
•Q3 2023 EPS was a loss of $0.06 on a reported basis and income of $0.10 on a non-GAAP basis, both inclusive of an increase of $1.22 of EPS associated with the sale of rights for the olanzapine portfolio, as well as a decrease of $3.29 from acquired IPR&D charges.
•2023 reported EPS guidance lowered to the range of $5.95 to $6.15 and non-GAAP EPS guidance lowered to the range of $6.50 to $6.70, both primarily driven by the acquired IPR&D charges incurred in Q3.

(i) Lilly defines New Products as select products launched since 2022, which currently consist of Jaypirca, Mounjaro and Omvoh.

(ii) Lilly defines Growth Products as select products launched prior to 2022, which currently consist of Cyramza, Emgality, Jardiance, Olumiant, Retevmo, Taltz, Trulicity, Tyvyt and Verzenio.

INDIANAPOLIS, Nov. 2, 2023 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the third quarter of 2023.

Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

"Lilly had another strong quarter in Q3 as Mounjaro and Verzenio continued to gain momentum," said David A. Ricks, Lilly's chair and CEO. "Lilly executed on business development priorities in the third quarter, including multiple acquisitions that expand our already robust pipeline. We remain focused on growth and delivering new, innovative medicines that make life better for millions of patients around the globe."

Lilly has had numerous updates recently on key regulatory, clinical, business development and other events, including:
•The U.S. Food and Drug Administration (FDA) approval of Omvoh™ (mirikizumab) for the treatment of adults with moderately to severely active ulcerative colitis;
•FDA approval of Jardiance® for the treatment of adults with chronic kidney disease;
•Positive Phase 3 VIVID-1 results, which evaluated the safety and efficacy of mirikizumab for the treatment of adults with moderately to severely active Crohn's disease;
•Positive Phase 3 LIBRETTO-531 results, which showed that Retevmo® demonstrated superior progression-free survival compared to approved multikinase inhibitors in RET-mutant medullary thyroid cancer;
•Updated timing of expected FDA action on donanemab for the treatment of early symptomatic Alzheimer’s disease to Q1 2024;
•The FDA's issuance of a complete response letter for lebrikizumab for the treatment of moderate-to-severe atopic dermatitis based on inspection findings at a third-party manufacturer with no stated concerns about the clinical data package, safety or label;
•Completion of the acquisitions of DICE Therapeutics, Inc., Versanis Bio, Inc., Emergence Therapeutics AG and Sigilon Therapeutics, Inc.;
•The announcement of an agreement to acquire POINT Biopharma Global Inc. to expand oncology capabilities into radioligand therapies; and
•The announcement of changes to the company's executive leadership team.

For information on important public announcements, visit the news section of Lilly's website.

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Financial Results

$ in millions, except per share data	Third Quarter
	2023	2022	% Change
Revenue	$9,498.6	$6,941.6	37%

Net income (loss) – Reported	(57.4)	1,451.7	NM
Earnings (loss) per share – Reported	(0.06)	1.61	NM

Net income – Non-GAAP	94.8	1,789.2	(95)%
Earnings per share – Non-GAAP	0.10	1.98	(95)%

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

Third-Quarter Reported Results
In Q3 2023, worldwide revenue was $9.50 billion, an increase of 37% compared with Q3 2022, driven by increases of 31% in volume, 6% due to higher realized prices, and 1% from the favorable impact of foreign exchange rates. The volume increase was primarily driven by $1.42 billion from the sale of rights for the olanzapine portfolio (Zyprexa®), and volume growth from Verzenio®, Mounjaro®, Jardiance, Taltz® and Trulicity®, partially offset by the absence of COVID-19 antibodies revenue in 2023. Excluding revenue from the olanzapine portfolio and the $386.6 million of COVID-19 antibodies sales in 2022, revenue in Q3 2023 increased 24%. New Products contributed $1.44 billion to revenue in Q3 2023. Growth Products revenue increased 12% to $4.96 billion in Q3 2023. Higher realized prices were primarily driven by Mounjaro savings card dynamics, partially offset by Trulicity.

Revenue in the U.S. increased 21% to $5.37 billion, driven by a 13% increase in realized prices and a 9% increase in volume. The higher realized prices in the U.S. were driven by Mounjaro savings card dynamics, partially offset by lower realized prices for Trulicity. When excluding Mounjaro, U.S. price declined high-single digits for the quarter. The increase in U.S. volume was driven by Mounjaro,

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Verzenio, Trulicity, Jardiance and Taltz, partially offset by the absence of revenue from COVID-19 antibodies in 2023. Excluding revenue from the olanzapine portfolio and COVID-19 antibodies, U.S. revenue increased 32%.

Revenue outside the U.S. increased 64% to $4.13 billion, driven by a 69% increase in volume and a 2% increase from the favorable impact of foreign exchange rates, partially offset by a 7% decrease due to lower realized prices. The increase in volume outside the U.S. was largely driven by the sale of rights for the olanzapine portfolio, as well as increased volume for Verzenio, Jardiance and Taltz. The lower realized prices were primarily driven by a new supply arrangement associated with the sale of rights for the olanzapine portfolio. Excluding revenue from the olanzapine portfolio, revenue outside the U.S. increased 10%.

Gross margin increased 42% to $7.64 billion in Q3 2023. Gross margin as a percent of revenue was 80.4%, an increase of 3.1 percentage points. The increase in gross margin percent was primarily driven by the sale of rights for the olanzapine portfolio and the absence of COVID-19 antibodies sales in Q3 2023, as well as higher realized prices, partially offset by increased manufacturing expenses related to labor costs and investments in capacity expansion.

In Q3 2023, research and development expenses increased 34% to $2.41 billion, or 25% of revenue, primarily driven by higher development expenses for late-stage assets and additional investments in early-stage research.

Marketing, selling and administrative expenses increased 12% to $1.80 billion in Q3 2023, primarily driven by costs associated with launches of new products and indications, as well as compensation and benefits costs.

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In Q3 2023, the company recognized acquired in-process research and development (IPR&D) charges of $2.98 billion, compared with $62.4 million in Q3 2022. The Q3 2023 charges primarily related to the acquisitions of DICE Therapeutics, Inc., Versanis Bio, Inc. and Emergence Therapeutics AG.

There were no asset impairment, restructuring and other special charges recognized in Q3 2023. In Q3 2022, the company recognized asset impairment, restructuring and other special charges of $206.5 million.

Other income (expense) was $23.2 million of expense in Q3 2023 compared with $111.0 million of expense in Q3 2022. The decrease in expense was primarily driven by lower net losses on investments in equity securities in Q3 2023 compared with Q3 2022.

The effective tax rate was 113.4% in Q3 2023 compared with 7.3% in Q3 2022. The higher effective tax rate for Q3 2023 was primarily driven by the non-deductible acquired IPR&D charges.

In Q3 2023, net income (loss) and earnings (loss) per share were $(57.4) million and $(0.06), respectively, compared with net income of $1.45 billion and earnings per share (EPS) of $1.61 in Q3 2022. EPS in Q3 2023 was inclusive of an increase of $1.22 of EPS associated with the sale of rights for the olanzapine portfolio, as well as a decrease of $3.29 from acquired IPR&D charges, compared with a decrease of $0.06 from acquired IPR&D charges in Q3 2022.

Third-Quarter Non-GAAP Measures
On a non-GAAP basis, Q3 2023 gross margin increased 41% to $7.76 billion. Gross margin as a percent of revenue was 81.7%, an increase of 2.7 percentage points. The increase in gross margin percent was primarily driven by the sale of rights for the olanzapine portfolio and the absence of COVID-19 antibodies sales in Q3 2023, as well as higher realized prices, partially offset by increased manufacturing expenses related to labor costs and investments in capacity expansion.

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The effective tax rate on a non-GAAP basis was 84.6% in Q3 2023 compared with 10.7% in Q3 2022. The higher effective tax rate for Q3 2023 reflected the non-deductible acquired IPR&D charges.

On a non-GAAP basis, Q3 2023 net income and EPS were $94.8 million and $0.10, respectively, compared with $1.79 billion and $1.98 in Q3 2022. Non-GAAP EPS in Q3 2023 was inclusive of an increase of $1.22 of EPS associated with the sale of rights for the olanzapine portfolio, as well as a decrease of $3.29 from acquired IPR&D charges, compared with a decrease of $0.06 from acquired IPR&D charges in Q3 2022.

For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	Third Quarter
	2023	2022	% Change
Earnings (loss) per share (reported)	$(0.06)	$1.61	NM
Asset impairment, restructuring and other special charges	—	.17
Amortization of intangible assets	.11	.11
Net losses on investments in equity securities	.06	.09
Earnings per share (non-GAAP)	$0.10	$1.98	(95)%
Numbers may not add due to rounding.

Acquired IPR&D	3.29	.06	NM

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Selected Revenue Highlights

(Dollars in millions)	Third Quarter			Year-to-Date
Selected Products	2023	2022	% Change	2023	2022	% Change
Trulicity	$1,673.6	$1,850.4	(10)%	$5,463.2	$5,503.5	(1)%
Mounjaro	1,409.3	187.3	NM	2,957.5	203.2	NM
Verzenio	1,040.2	617.7	68%	2,717.9	1,675.6	62%
Taltz	744.2	679.9	9%	1,975.0	1,774.2	11%
Jardiance(a)	700.8	573.3	22%	1,946.6	1,453.7	34%
Humalog®(b)	395.4	447.0	(12)%	1,296.8	1,512.3	(14)%
Cyramza®	224.1	232.1	(3)%	721.1	693.6	4%
Olumiant®(c)	231.4	182.9	27%	679.2	624.7	9%
Emgality®	168.5	168.5	0%	492.2	475.2	4%
Tyvyt®	115.1	76.8	50%	279.7	235.8	19%
Retevmo	63.4	40.5	56%	180.2	127.3	42%
Alimta®	53.5	119.4	(55)%	172.6	691.1	(75)%
COVID-19 antibodies(d)	—	386.6	(100)%	—	1,985.5	(100)%

Total Revenue	9,498.6	6,941.6	37%	24,770.7	21,239.6	17%

(a) Jardiance includes Glyxambi®, Synjardy® and Trijardy® XR
(b) Humalog includes Insulin Lispro
(c) Olumiant includes sales of baricitinib that were made pursuant to Emergency Use Authorization (EUA) or similar regulatory authorizations
(d) COVID-19 antibodies include sales for bamlanivimab administered alone, for bamlanivimab and etesevimab administered together, and for bebtelovimab, and were made pursuant to EUAs or similar regulatory authorizations
NM – not meaningful

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Trulicity
For Q3 2023, worldwide Trulicity revenue decreased 10% compared with Q3 2022 to $1.67 billion. U.S. revenue decreased 11% to $1.26 billion, primarily driven by changes to estimates for rebates and discounts in both periods, as well as unfavorable segment mix and higher contracted rebates, partially offset by wholesaler buying patterns and increased demand. Revenue outside the U.S. decreased 4% to $414.6 million, driven by lower realized prices and decreased volume, partially offset by the favorable impact of foreign exchange rates. Volumes in international markets were affected by actions Lilly has taken to manage strong demand amid tight supply, including measures to minimize impact to existing patients.

Mounjaro
For Q3 2023, worldwide Mounjaro revenue was $1.41 billion. U.S. revenue was $1.28 billion reflecting higher realized prices due to decreased utilization of savings card programs as access continues to expand and increased demand. In Q3 2023, Lilly experienced intermittent delays fulfilling orders of certain Mounjaro doses given significant demand, which affected volume. Revenue outside the U.S. was $132.4 million.

Verzenio
For Q3 2023, worldwide Verzenio revenue increased 68% compared with Q3 2022 to $1.04 billion. U.S. revenue was $684.6 million, an increase of 65%, driven by increased demand and, to a lesser extent, higher realized prices. Revenue outside the U.S. was $355.7 million, an increase of 75%, driven by increased demand, partially offset by lower realized prices.

Taltz
For Q3 2023, worldwide Taltz revenue increased 9% compared with Q3 2022 to $744.2 million. U.S. revenue increased 3% to $509.3 million, driven by increased demand, largely offset by lower realized prices. Revenue outside the U.S. increased 26% to $234.9 million, driven by increased volume and, to a lesser extent, the favorable impact of foreign exchange rates, partially offset by lower realized prices.

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Jardiance
For Q3 2023, worldwide Jardiance revenue increased 22% compared with Q3 2022 to $700.8 million. U.S. revenue was $415.9 million, an increase of 19%, primarily driven by increased demand. Revenue outside the U.S. was $284.8 million, an increase of 28%, driven by increased volume and, to a lesser extent, the favorable impact of foreign exchange rates.

Jardiance is part of the company's alliance with Boehringer Ingelheim. Lilly reports as revenue royalties received on net sales of Jardiance.

Humalog
For Q3 2023, worldwide Humalog revenue decreased 12% compared with Q3 2022 to $395.4 million. U.S. revenue was $194.2 million, a decrease of 22%, driven by lower realized prices. Revenue outside the U.S. was $201.2 million, an increase of 1%.

Olumiant
For Q3 2023, worldwide Olumiant revenue increased 27% compared with Q3 2022 to $231.4 million. U.S. revenue increased to $65.7 million, driven by increased demand due to utilization for the treatment of alopecia areata, partially offset by lower realized prices. Revenue outside the U.S. was $165.7 million, an increase of 4%, driven by increased volume, partially offset by lower realized prices.

Emgality
For Q3 2023, worldwide Emgality revenue remained flat compared with Q3 2022 at $168.5 million. U.S. revenue increased 11% to $126.5 million, driven by increased demand, partially offset by lower realized prices. Revenue outside the U.S. decreased 23% to $42.1 million, driven by decreased volume resulting from customer buying patterns in Japan and lower realized prices.

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2023 Financial Guidance
The company updated certain elements of its 2023 financial guidance on both a reported and non-GAAP basis.

Revenue guidance remains unchanged with the range of $33.4 to $33.9 billion.

Gross margin as a percent of revenue remains unchanged at approximately 78% on a reported basis and 80% on a non-GAAP basis, but is trending toward the higher end of this estimate.

Marketing, selling and administrative expenses guidance remains unchanged with the range of $7.2 to $7.4 billion, and research and development expenses guidance also remains unchanged with the range of $8.9 to $9.1 billion. Both expense categories are trending toward the top ends of these ranges.

Acquired IPR&D guidance increased by $2.98 billion to $3.18 billion, reflecting charges incurred through Q3 2023. Charges in Q3 2023 primarily related to the acquisitions of DICE Therapeutics, Inc., Versanis Bio, Inc. and Emergence Therapeutics AG.

Other income (expense) guidance has been updated to the range of $150 to $50 million of expense on a reported basis and remains unchanged on a non-GAAP basis with the range of $0 to $100 million of income. The update to the reported guidance reflects net losses on investments in equity securities incurred through Q3 2023.

The estimated effective tax rate increased to 19% to 20%, primarily driven by the non-deductible acquired IPR&D charges incurred in Q3 2023.

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Based on these changes, EPS guidance decreased to the range of $5.95 to $6.15 on a reported basis and $6.50 to $6.70 on a non-GAAP basis. The company's 2023 financial guidance reflects adjustments shown in the reconciliation table below.

2023 Expectations
Earnings per share (reported)	$5.95 to $6.15
Amortization of intangible assets	.44
Net losses on investments in equity securities	.12
Earnings per share (non-GAAP)	$6.50 to $6.70
Numbers may not add due to rounding

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The following table summarizes the company's updated 2023 financial guidance:

2023 Guidance(1)
	Prior	Updated
Revenue	$33.4 to $33.9 billion	Unchanged

Gross Margin % of Revenue (reported)	Approx. 78%	Unchanged
Gross Margin % of Revenue (non-GAAP)	Approx. 80%	Unchanged

Marketing, Selling & Administrative	$7.2 to $7.4 billion	Unchanged

Research & Development	$8.9 to $9.1 billion	Unchanged

Acquired IPR&D	$202 million	$3.18 billion(2)

Other Income/(Expense) (reported)	$(75) to $25 million	$(150) to $(50) million
Other Income/(Expense) (non-GAAP)	$0 to $100 million	Unchanged

Tax Rate	14% to 15%	19% to 20%

Earnings per Share (reported)	$9.20 to $9.40	$5.95 to $6.15
Earnings per Share (non-GAAP)	$9.70 to $9.90	$6.50 to $6.70

(1) Non-GAAP guidance reflects adjustments presented in the earnings per share reconciliation table above.
(2) Guidance does not include acquired IPR&D either incurred, or that may potentially be incurred, after Q3 2023.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q3 2023 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 9 a.m. Eastern time today and will be available for replay via the website.

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Non-GAAP Financial Measures
Certain financial information for 2023 and 2022 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2023 financial guidance is provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly unites caring with discovery to create medicines that make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 51 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges, redefining diabetes care, treating obesity and curtailing its most devastating long-term effects, advancing the fight against Alzheimer's disease, providing solutions to some of the most debilitating immune system disorders, and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news. F-LLY

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Cautionary Statement Regarding Forward-Looking Statements
This press release contains management's current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "anticipate" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals; the impact and outcome of acquisitions and business development transactions and related costs; the expiration of intellectual property protection for certain of the company's products and competition from generic and/or biosimilar products; the company's ability to protect and enforce patents and other intellectual property; changes in patent law or regulations related to data package exclusivity; competitive developments affecting current products and the company's pipeline; market uptake of recently launched products; information technology system inadequacies, breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data; the impact of global macroeconomic conditions, trade disruptions, disputes, unrest, war, regional dependencies, or other costs, uncertainties and risks related to engaging in business globally; unexpected safety or efficacy concerns associated with the company's products; litigation, investigations, or other similar proceedings involving past, current, or future products or commercial activities as the company is largely self-insured; issues with product supply and regulatory approvals stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, or regulatory actions related to our facilities; dependence on certain products for a significant percentage of our total revenue and an increasingly consolidated supply chain; reliance on third-party relationships and outsourcing arrangements; the impact of public health outbreaks, epidemics, or pandemics, such as the COVID-19 pandemic; regulatory changes or other developments; regulatory actions regarding operations and products; continued pricing pressures and the impact of actions of governmental and private payers affecting pricing of, reimbursement for, and access to pharmaceuticals; devaluations in foreign currency exchange rates or changes in interest rates and inflation; changes in tax law, tax rates, or events that differ from the company's assumptions related to tax positions; asset impairments and restructuring charges; changes in accounting and reporting standards promulgated by the Financial Accounting Standards Board and the Securities and Exchange Commission (SEC); regulatory compliance problems or government investigations; and actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

    #    #    #

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Alimta® (pemetrexed disodium, Lilly)
Cyramza® (ramucirumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Jaypirca® (pirtobrutinib, Lilly)
Mounjaro® (tirzepatide injection, Lilly)
Olumiant® (baricitinib, Lilly)
Omvoh™ (mirikizumab, Lilly)
Retevmo® (selpercatinib, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trijardy® XR (empagliflozin/linagliptin/metformin hydrochloride extended release tablets, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Tyvyt® (sintilimab injection, Innovent)
Verzenio® (abemaciclib, Lilly)
Zyprexa® (olanzapine, Lilly)

Third-party trademarks used herein are trademarks of their respective owners.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2023	2022	% Chg.	2023	2022	% Chg.

Revenue	$9,498.6	$6,941.6	37%	$24,770.7	$21,239.6	17%

Cost of sales	1,860.1	1,579.1	18%	5,294.2	5,081.7	4%
Research and development	2,409.1	1,802.9	34%	6,750.7	5,194.9	30%
Marketing, selling and administrative	1,803.9	1,614.2	12%	5,478.5	4,797.2	14%
Acquired IPR&D	2,975.1	62.4	NM	3,177.2	668.4	NM
Asset impairment, restructuring and other special charges	—	206.5	(100)%	—	206.5	(100)%

Operating income	450.4	1,676.5	(73)%	4,070.1	5,290.9	(23)%

Net interest income (expense)	(75.7)	(61.4)		(218.6)	(210.3)
Net other income (expense)	52.5	(49.6)		194.3	(370.6)
Other income (expense)	(23.2)	(111.0)	(79)%	(24.3)	(580.9)	(96)%

Income before income taxes	427.2	1,565.5	(73)%	4,045.8	4,710.0	(14)%
Income tax expense	484.6	113.8	NM	995.1	402.9	NM

Net income (loss)	$(57.4)	$1,451.7	NM	$3,050.7	$4,307.1	(29)%

Earnings (loss) per share - diluted	$(0.06)	$1.61	NM	$3.38	$4.76	(29)%

Dividends paid per share	$1.13	$.98	15%	$3.39	$2.94	15%
Weighted-average shares outstanding (thousands) - diluted	899,838	903,782		903,051	904,480
NM – not meaningful

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Gross Margin - As Reported	$7,638.5	$5,362.5	$19,476.5	$16,157.9

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(i)	125.0	124.1	377.2	450.0

Gross Margin - Non-GAAP	$7,763.5	$5,486.6	$19,853.7	$16,607.9

Gross Margin as a percent of revenue - As Reported	80.4%	77.3%	78.6%	76.1%
Gross Margin as a percent of revenue - Non-GAAP(ii)	81.7%	79.0%	80.1%	78.2%
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Income (Loss) - As Reported	$(57.4)	$1,451.7	$3,050.7	$4,307.1

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(i)	125.0	124.1	377.2	450.0
Asset impairment, restructuring and other special charges	—	206.5	—	206.5
Net losses on investments in equity securities (Other income/expense)	65.3	107.7	141.8	602.4
Corresponding tax effects (Income taxes)	(38.1)	(100.8)	(106.6)	(272.7)

Net Income - Non-GAAP	$94.8	$1,789.2	$3,463.1	$5,293.3

Effective tax rate - As Reported	113.4%	7.3%	24.6%	8.6%
Effective tax rate - Non-GAAP(ii)	84.6%	10.7%	24.1%	11.3%
Earnings (loss) per share (diluted) - As Reported	$(0.06)	$1.61	$3.38	$4.76
Earnings per share (diluted) - Non-GAAP	$0.10	$1.98	$3.83	$5.85
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

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